Exhibit 99.1

Progress Announces Acquisition of Chef

Acquisition aligns with strategy for accretive acquisition and extends product offerings in DevOps and DevSecOps with market-leading infrastructure automation

BEDFORD, Mass., Sept. 8, 2020 -- Progress (NASDAQ: PRGS), the leading provider of application development and digital experience technologies, today announced that it has entered into a definitive agreement to acquire Chef, a global leader in DevOps and DevSecOps, providing complete infrastructure automation to build, deploy, manage and secure applications in modern multi-cloud and hybrid environments, as well as on-premises.

“Chef is a market leader with best-in-class products, a vibrant developer community, an impressive blue-chip customer base and highly skilled and engaged employees,” said Yogesh Gupta, CEO, Progress. “Chef has built a successful business, product portfolio and go-to-market strategy and we will expand and accelerate that by bringing our resources to bear, building on the momentum Chef has established to date.”

Founded in 2008, and with over $70 million in annual recurring revenue, Chef is a leader in continuous automation, an innovator in application automation and a pioneer of the DevSecOps movement. Its mission is to help the most enduring and transformative companies use technology to become fast, efficient and innovative software-driven organizations. Chef products include: Chef Enterprise Automation Stack, Chef Infra, Chef InSpec, Chef Habitat, Chef Compliance and Chef Desktop.

Progress is a trusted provider of some of the best products to develop, deploy and manage high-impact business applications and Chef will enhance that position by providing industry-leading compliance and application automation products for multi-cloud and on-prem infrastructure. The acquisition will bolster Progress' core offerings, enabling customers to respond faster to business demands and improve efficiency. The acquisition also aligns with Progress' growth strategy through accretive acquisitions and will add both scale and cash flow.

Progress will acquire Chef for $220 million in cash, subject to customary adjustments. Progress will fund the transaction with existing cash on hand and funds secured under its existing credit facility. The transaction is expected to be accretive beginning in Q1 FY2021 to both non-GAAP earnings per share and cash flow.

“This acquisition perfectly aligns with our growth strategy and meets the requirements that we’ve previously laid out: a strong recurring revenue model, technology that complements our business, a loyal customer base and the ability to leverage our operating model and infrastructure to run the business more efficiently,” continued Gupta. “We’re thrilled to add Chef to our product portfolio and are confident that this acquisition will provide benefit to both organizations, as well as our customers, partners, investors and the Chef community.”

“Chef and Progress share a vision for the future of DevSecOps and Progress will provide the scale to further drive Chef’s platform forward and deliver additional value to our customers,” said Barry Crist, CEO, Chef. “At the same time, Chef fills a need in the Progress portfolio in DevSecOps, infrastructure, application, and compliance automation that is highly complementary to its existing products. For Chef, this acquisition is our next chapter, and Progress will help enhance our growth potential, support our Open Source vision, and provide broader opportunities for our customers, partners, employees and community.”

The acquisition is expected to close in October 2020, subject to obtaining regulatory consents and satisfaction of other customary closing conditions.

More information can be found in our presentation at www.progress.com.

Guggenheim Securities, LLC acted as the exclusive financial advisor to Chef in connection with the transaction. Wilmer Cutler Pickering Hale and Dorr LLP served as Progress' legal counsel and Wilson Sonsini Goodrich & Rosati LLP served as Chef’s legal counsel with respect to the transaction.

More information on Chef can be found at https://chef.io.

Note Regarding Forward-Looking Statements
This press release contains statements that are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Progress has identified some of these forward-looking statements with words like “believe,” “may,” “could,” “would,” “might,” “should,” “expect,” “intend,” “plan,” “target,” “anticipate” and “continue,” the negative of these words, other terms of similar meaning or the use of future dates.

Risks, uncertainties and other important factors that could cause actual results to differ from those expressed or implied in the forward looking statements include: uncertainties as to the timing of the closing of Progress' acquisition of Chef; the possibility that various closing conditions for the transaction may not be satisfied or waived, including that a governmental entity may prohibit, delay or refuse to grant approval for the consummation of the transaction; the effects of disruption from the transaction making it more difficult to maintain relationships with employees, licensees, other business partners or governmental entities; other business effects, including the effects of industry, economic or political conditions outside of Progress’ or Chef’s control; transaction costs; actual or contingent liabilities; uncertainties as to whether anticipated synergies will be realized; and uncertainties as to whether Chef’s business will be successfully integrated with Progress' business. For further information regarding risks and uncertainties associated with Progress' business, please refer to Progress' filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended November 30, 2019. Progress undertakes no obligation to update any forward-looking statements, which speak only as of the date of this press release.

About Progress
Progress (NASDAQ: PRGS) offers the leading platform for developing and deploying strategic business applications. We enable customers and partners to deliver modern, high-impact digital experiences with a fraction of the effort, time and cost. Progress offers powerful tools for easily building adaptive user experiences across any type of device or touchpoint, the flexibility of a cloud-native app dev platform to deliver modern apps, leading data connectivity technology, web content management, business rules, secure file transfer, network monitoring, plus award-winning machine learning that enables cognitive capabilities to be a part of any application. Over 1,700 independent software vendors, 100,000 enterprise customers and two million developers rely on Progress to power their applications. Learn about Progress at www.progress.com or +1-800-477-6473.

About Chef
Chef is the global leader in DevSecOps and the developer of Chef Enterprise Automation Stack™ automating infrastructure, compliance and application delivery for many of the Fortune 500. For more than 10 years, Chef has led the industry in DevOps innovation, uniting teams at organizations of all sizes and optimizing processes and outcomes to accelerate its customers’ business growth. Chef software is developed as 100 percent open source under the Apache 2.0 license. For more information, visit https://chef.io and follow @chef.

Progress is a trademark or registered trademark of Progress Software Corporation and/or its subsidiaries or affiliates in the U.S. and other countries. Any other names contained herein may be trademarks of their respective owners.

Press Contacts:
Kim Baker
Progress
+1 781-280-4000
pr@progress.com